Exhibit 99.2

German American Bancorp Provides Additional Information Regarding Intention to Commence a Self Tender Offer

Jasper, Indiana --- January 30, 2003

German American Bancorp (NASDAQ:GABC) (the “Company”) today provided additional information in connection with its announcement this morning that it intended to commence a self-tender offer for shares of its common stock. The Company announced earlier today that it intends to commence a self-tender offer on or about February 6, 2003 for up to 1,000,000 shares of its Common Stock, or approximately 9% of its outstanding shares. The tender offer will allow shareholders to tender their shares to the Company at a price of $20.00 per share. On Wednesday, January 29, 2003, the last transaction in the Company’s Common Stock as reported by NASDAQ was completed at $15.55 per share. The offer, which is expected to expire on or about March 14, 2003, unless extended, will be subject to other conditions that will be described in the Offer to Purchase that will be mailed to shareholders effective with the commencement date of the offering.

The Company urges investors and shareholders to consider the following additional information:

THE TENDER OFFER WILL COMMENCE SHORTLY AND WILL BE MADE ONLY BY AN OFFER TO PURCHASE AND OTHER OFFERING DOCUMENTS, COPIES OF WHICH WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND MAILED TO COMPANY SHAREHOLDERS. INVESTORS AND SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE TENDER OFFER STATEMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE STATEMENTS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED BY THE COMPANY AT THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. THE TENDER OFFER STATEMENT AND RELATED MATERIALS MAY BE OBTAINED FOR FREE BY DIRECTING SUCH REQUESTS TO AN AGENT TO BE DESIGNATED FOR THE TENDER OFFER.

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including the statements concerning management’s expectations that the planned self tender offer will commence and end on certain dates. With respect to these statements, readers are cautioned that the Company’s obligation to purchase shares under the self tender offer will be subject to compliance with applicable law and to a number of other conditions and, if those conditions are not satisfied, the Company could determine not to commence the offer or could withdraw the offer once it is commenced without purchasing any shares. Readers are further cautioned that the Company is not obligated to purchase all shares tendered by each shareholder if more than the maximum amount sought is tendered to it under the offer.